EXHIBIT 11
                         RICHMOND COUNTY FINANCIAL CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (In Thousands, Except Share and Per Share Amounts)

                                                                                  For the                      For the
                                                                             Three Months Ended            Six Months Ended
                                                                                December 31,                 December 31,
                                                                          ------------------------     ------------------------
                                                                                (Unaudited)                  (Unaudited)
                                                                             2000          1999           2000          1999
                                                                          ----------    ----------     ----------    ----------
Net Income                                                                $    9,604    $    9,028     $   18,968    $   18,137
                                                                          ==========    ==========     ==========    ==========
Weighted average common shares outstanding                                23,975,930    27,541,491     24,238,173    27,810,711

Common stock equivalents due to dilutive effect of stock options                   -             -              -             -
                                                                          ----------    ----------     ----------    ----------
Total weighted average common shares and equivalents                      23,975,930    27,541,491     24,238,173    27,810,711
                                                                          ==========    ==========     ==========    ==========
Basic earnings per common share and common share equivalents              $     0.40    $     0.33     $     0.78    $     0.65
                                                                          ==========    ==========     ==========    ==========
Total weighted average common shares and equivalents outstanding          23,975,930    27,541,491     24,238,173    27,810,711

Additional dilutive shares using ending period market value versus average market value for the period when utilizing the treasury
  stock method regarding stock options                                       712,496       163,802        611,101       249,915
                                                                          ----------    ----------     ----------    ----------
Total shares for dilutive earnings per share                              24,688,426    27,705,293     24,849,274    28,060,626
                                                                          ==========    ==========     ==========    ==========
Diluted earnings per common share equivalents                             $     0.39    $     0.33     $     0.76    $     0.65
                                                                          ==========    ==========     ==========    ==========